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                                                                    EXHIBIT 99.1

                              BGF Industries, Inc.
                     Reconciliation of Net Income to EBITDA
                             (dollars in thousands)

                                                      Fiscal Year Ended December 31,
                                     ---------------------------------------------------------
                                         2002        2001        2000       1999      1998
                                     -----------  ----------  ---------  ---------  ----------
Net income (loss)                    $  (140,573) $   (3,078) $   8,330  $   3,688  $   15,317
Depreciation and amortization             12,966       8,744      8,584      8,206       7,399
Interest                                  13,926      13,972     14,168     15,817       4,517
Taxes                                      6,835      (1,868)     5,602      2,241       9,854
Extraordinary loss                            --          --         --      1,668          --
Non-cash non-recurring charges:
    Reserve on loan to parent             97,711          --         --         --          --
    Asset impairment charge                5,816          --         --         --          --
    Retirement settlement charge           1,386          --         --         --          --
                                     -----------  ----------  ---------  ---------  ----------
EBITDA                               $    (1,933) $   17,770  $  36,684  $  31,620  $   37,087
                                     ===========  ==========  =========  =========  ==========